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Exhibit 3.3

CERTIFICATE OF INCORPORATION

OF

MSW ENERGY FINANCE CO. II, INC.

        THE UNDERSIGNED, being a natural person for the purpose of organizing a corporation under the General Corporation Law of the State of Delaware, hereby certifies that:

        FIRST: The name of the corporation is MSW Energy Finance Co. II, Inc. (the "Corporation").

        SECOND: The address of the initial registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, State of Delaware. The name of the initial registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

        THIRD: The purpose for which the Corporation is organized is limited solely to: (i) serving as a co-issuer with its parent, MSW Energy Holdings II LLC, a Delaware limited liability company ("Holdings II LLC"), of U.S.$225,000,000 principal amount of Senior Secured Notes due 2010 (the "Senior Notes "), (ii) entering into and performing its obligations under (A) the certain Purchase Agreement, to be entered into by and among the Corporation, Holdings II LLC, and Credit Suisse First Boston LLC with respect to the Senior Notes, and (B) the Note Documents (as defined in that certain Indenture to be entered into by and among the Corporation, Holdings II LLC, and Wells Fargo Bank Minnesota, National Association, as trustee), and (C) all other orders, directions, requests, receipts, certificates, or other agreements, instruments, papers and documents, or amendments entered into in connection with or contemplated by any of the Note Documents or the Purchase Agreement (collectively, the "Senior Note Documents"), (iii) engaging in any other transaction or business permitted by the Senior Note Documents, (iv) serving as a co-issuer with Holdings II LLC with respect to any other indebtedness permitted by the Senior Note Documents and entering into and performing its obligations under any directions, requests, receipts, certificates or other agreements, instruments, papers and documents in connection therewith, and (v) transacting any and all lawful business for which a corporation may be incorporated that is incident, necessary and appropriate to the foregoing. The Corporation shall not engage in any other business or activity.

        FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 100, all of which shares shall be Common Stock having a par value of $0.01.

        FIFTH: The name and mailing address of the incorporator are Ben Silbert, c/o CSFB Private Equity, Eleven Madison Avenue, New York, New York, 10010. Upon filing the Certificate of Incorporation, the names and mailing addresses of the persons who are to serve as directors until the first annual meeting of stockholders or until their successors are elected and qualify are:

    Ari Benacerraf;

    Daniel Clare;

    OhSang Kwon; and

    Michael Ranger.

        The mailing address of each initial director is c/o CSFB Private Equity, Eleven Madison Avenue, New York, New York, 10010.

        SIXTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for defining and regulating the powers of the

Corporation and its directors and stockholders and are in furtherance and not in limitation of the powers conferred upon the Corporation by statute:

  (a)
  The number of directors of the Corporation shall be from time to time fixed by, or in the manner provided in, the by-laws of the Corporation, but in no event shall the number of directors be less than four (4).

  (b)
  The election of directors need not be by written ballot.

  (c)
  The Board of Directors shall have the power and authority:

  (1)
  to adopt, amend or repeal by-laws of the Corporation, subject only to such limitation, if any, as may be from time to time imposed by law, this Certificate of Incorporation, or the by-laws; and

  (2)
  subject to Article Seventh, to exercise all of the powers and privileges granted to corporations by Delaware General Corporation Law, Title 8 of the Delaware Code; and

  (3)
  subject to any provision of the by-laws, to determine whether, to what extent, at what times and places and under what conditions and regulations the accounts, books and records of the Corporation (other than the stock ledger), or any of them, shall be open to the inspection of the stockholders, and no stockholder shall have any right to inspect any account, book or record of the Corporation except as conferred by statute or authorized by the by-laws or by the Board of Directors.

        SEVENTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, so long as any Senior Note is outstanding:

          I.     To the full extent permitted or not prohibited by law, the Board of Directors shall have the power and authority to authorize the Corporation to borrow money and issue evidences of indebtedness, and to secure the same by a mortgage, pledge or other lien on property of the Corporation, provided that so long as any Senior Note is outstanding, the Corporation shall not incur any indebtedness other than as contemplated or permitted by the Senior Note Documents.

          II.    To the fullest extent permitted by law, the Corporation shall not: (a) voluntarily dissolve or liquidate, (b) consolidate or merge with or into any other business entity, or (c) convey, sell or transfer assets of the Corporation outside of the ordinary course of business, in each case except as contemplated or permitted by the Senior Note Documents.

          III.  The Corporation shall not at any time commingle its assets or funds with those of any person or entity. The Corporation shall maintain books and records and, except as permitted or contemplated by the Senior Note Documents, bank accounts separate from any other person or entity. The Corporation shall (1) conduct its own business in its own name, (2) prepare tax returns, financial statements, accounting records and other entity documents separate and apart from those of any other person or entity, and not have its assets listed on the financial statement of another entity, except as may be otherwise required by law, (3) pay its own liabilities and expenses out of its own funds, (4) observe all corporate formalities, (5) allocate fairly any overhead expenses for office space or business facilities or equipment that are shared with an affiliate, including paying for office space and services performed by any employee of an affiliate, except as contemplated or permitted by the Senior Note Documents, (6) use separate stationery, invoices and checks bearing its own name, and (7) hold itself out as a separate entity.

          IV.   The Corporation shall pay the salaries of its employees from its own funds and maintain a sufficient number of employees in light of its contemplated business operations.

          V.     Except as contemplated or permitted by the Senior Note Documents, the Corporation shall not (i) assume, guaranty or become obligated for the debts of any other person or entity, or

  (ii) hold out its credit as being available to satisfy the obligations of others or pay the debts or obligations of any other person or entity. The Corporation shall not pledge its assets for the benefit of any person or entity, other than as contemplated or permitted by the Senior Note Documents.

          VI.  The Corporation shall employ or deal with any stockholder or affiliate, to the extent that it chooses to employ or deal with such stockholder or affiliate at all, only on a fair and arms' length basis and shall not enter into any transaction with any stockholder or affiliate or any of its stockholders other than on an arms' length basis, reflecting terms and conditions no less favorable to the Corporation than those negotiated between unrelated parties, except (A) as contemplated or permitted by the Senior Note Documents or (B) as approved by the unanimous consent of the Corporation's directors. The Corporation shall not enter into or be a party to any transaction with any of its stockholders or affiliates, or, where relevant, such stockholder's or affiliate's members, officers, directors, stockholders, or affiliates, as the case may be, except on terms and conditions which are intrinsically fair and are no less favorable to it than would generally be obtained in a comparable arms' length transaction with an unrelated third party, except (A) as contemplated or permitted by the Senior Note Documents or (B) as approved by the unanimous consent of the Corporation's directors.

          VII. The Corporation shall (1) hold all of its own assets in its own name, (2) act solely in its own name through its own officials, agents or representatives where relevant, and (3) correct any known misunderstanding regarding its separate identity.

          VIII. The Corporation shall not (1) acquire the obligations or securities of its affiliates or stockholders, except as contemplated or permitted by the Senior Note Documents, and (2) make any gifts, loans, or fraudulent conveyances to any other person or entity or, except as permitted or contemplated by the Senior Note Documents, buy or hold any evidence of indebtedness issued by any other person or entity (other than cash and investment-grade securities). The Corporation shall not identify itself or hold itself out to the public, to any creditor, or to any governmental agency, as a "division" or "part" of any other entity or entities, or more generally as part of a single integrated enterprise with any other entity.

        EIGHTH: No direct or indirect transfer of ownership of the Corporation may be made except as contemplated or permitted by the Senior Note Documents.

        NINTH: Notwithstanding any other provision of this Certificate of Incorporation to the contrary, while any obligation of the Corporation under the Senior Note Documents remains outstanding, the Corporation shall not amend ARTICLES THIRD, SEVENTH, or EIGHTH, or this ARTICLE NINTH without providing prior written notice to each of the rating agencies then providing a rating for the Senior Notes.

        TENTH: (a) A director of the Corporation shall not be personally liable either to the Corporation or to any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, or (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law, or (iii) for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the General Corporation Law of the State of Delaware or any amendment thereto or successor provision thereto, or (iv) for any transaction from which the director shall have derived an improper personal benefit. Neither amendment nor repeal of this paragraph (a) nor the adoption of any provision of the Certificate of Incorporation inconsistent with this paragraph (a) shall eliminate or reduce the effect of this paragraph (a) in respect of any matter occurring, or any cause of action, suit or claim that, but for this paragraph (a) of this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

        (b)   The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law, and the Corporation may adopt By-laws or enter into agreements with any such person for the purpose of providing for such indemnification.

        IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Incorporation on November 5, 2003.

/s/ BEN SILBERT Ben Silbert Sole Incorporator

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  Exhibit 3.3
CERTIFICATE OF INCORPORATION OF MSW ENERGY FINANCE CO. II, INC.